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                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     Information Required in Proxy Statement
                            Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               (Amendment No. ___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ]  Definitive Proxy Statement
          [X]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss.
               240.14a-12
          [ ] Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

                             GRC INTERNATIONAL, INC.
                             -----------------------
                (Name of Registrant as Specified in its Charter)

      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1. Amount Previously Paid: -------------------------------------------------
    2. Form, Schedule or Registration Statement No.: ---------------------------
    3. Filing Party: -----------------------------------------------------------
    4. Date Filed: -------------------------------------------------------------



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[GRC logo]
--------------------------------------------------------------------------------
The Board of Directors
--------------------------------------------------------------------------------
1900 Gallows Road       Vienna, Virginia 22182     (703) 506-5000
                                                                November 3, 1999

Dear Fellow GRC International Shareholder:

Please read this before you decide how to vote.

There are only a few days left to re-elect Gary L. Denman and Joseph R. Wright, Jr. to GRC's Board of Directors. We firmly believe that, under their leadership, GRC has successfully turned the corner and is on the right path for sustained, continued growth, profitability, and increased shareholder value.

In 1997, the year that Joe became Chairman, GRC's revenue was $117 million and net "income" was a $17 million loss. Revenue for the year just ended was $164 million and net income was $9 million. In short, Joe and Gary fully turned this company around. In a true team effort, Joe and Gary played key roles, along with the new management team Gary recruited, and the high quality staff that has been GRC's traditional hallmark.

Under Joe's and Gary's leadership, GRC focused on a growth and profit strategy to significantly increase shareholder value - the results show it's working!

     o GRC has been profitable every quarter since Joe's election as Chairman in March 1997.
     o GRC produced its best performance of the decade in fiscal 1999, Gary's first year as CEO.
     o GRC has produced double digit year-to-year revenue growth for the past seven quarters.
     o Debt-to-total capital improved from 68% at June 30, 1997 to 22% at September 30, 1999.
     o Since the beginning of fiscal 1998, pre-tax profits have grown 145%.

The Compensation Argument. Joe Wright's and Gary Denman's compensation are under attack by Mr. Frank Cilluffo, who has nominated an alternative slate of Board members. A major part of Joe's and Gary's compensation plans consists of incentives tied directly to GRC's performance. The plans were put in place as a mechanism to attract recognized leaders such as Joe and Gary who were deemed necessary to bring about the turnaround of the company so urgently needed. We find it incredible that Mr. Cilluffo is now attacking these compensation plans, which were approved by Cilluffo Associates' representatives on GRC's Board.

The compensation plan worked. Joe and Gary are doing an excellent job; GRC's performance has been outstanding. Under Joe and Gary, GRC is fully upholding its commitment to shareholders.

Mr. Cilluffo's attack on Joe Wright regarding the performance of a start-up company totally unrelated to GRC is telling. Joe has been doing a great job at GRC, so there is no valid criticism for Mr. Cilluffo to level at him related to GRC.



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Cilluffo's Plan? The Cilluffo Associates Proxy includes the following statement:

"Cilluffo Associates does not have a specific current plan or proposal to enhance the return on sales and operating margins and otherwise to enhance stockholder value."

The statement speaks volumes. It is consistent with Mr. Cilluffo's comments and recommendations at Board meetings. It is also consistent with his response to repeated attempts to encourage him to express his point of view or resolve the issues that apparently have led him to his current position. GRC has repeatedly attempted to resolve any issues Mr. Cilluffo has, but has been rebuffed every time. Now Mr. Cilluffo has forced a costly proxy battle on shareholders.

Vote for Joe and Gary. The GRC Management Team is increasing shareholder value. The price of GRC stock has doubled since Joe Wright became Chairman. The strategy put in place by Joe Wright and Gary Denman is succeeding. We urge you to vote for Joe and Gary. There is no legitimate reason to change now.


Sincerely,

The Board of Directors
GRC International, Inc.


                 STOP! Please Do NOT Return The BLUE Proxy Card
                 ----------------------------------------------

                             Return the WHITE card!

YOUR VOTE IS IMPORTANT! Please sign and date the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope. The prompt return of your proxy will ensure that your vote is counted. If you have already given a proxy to Cilluffo Associates on behalf of its nominees, you may revoke that proxy by signing and returning the enclosed WHITE proxy.

                     Please sign and return the WHITE proxy.
                     ---------------------------------------

                                   THANK YOU!
                                   ----------

     If you have questions or need assistance in voting your shares, please call Georgeson Shareholder Communications Inc. at (800) 223-2064.